Exhibit 5.1

Michael Tenta

+1 650 843 5636

mtenta@cooley.com

August 5, 2021

XOMA Corporation

2200 Powell St Suite 310

Emeryville, CA 94608

Ladies and Gentlemen:

You have requested our opinion, as counsel to XOMA Corporation, a Delaware corporation (the “Company”), with respect to certain matters in connection with the offering by the Company of up to 2,000,000 of the Company’s depositary shares (the “Depositary Shares”), representing an aggregate of 2,000 shares of 8.375% Series B Cumulative Perpetual Preferred Stock, par value $0.05 (the “Preferred Stock”), having sale proceeds of up to $50,000,000, all pursuant to a Registration Statement on Form S-3 (No. 333-254073) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the prospectus included within the Registration Statement (the “Base Prospectus”), and the prospectus supplement dated August 5, 2021, filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations of the Act (together with the Base Prospectus, the “Prospectus.”). The Depositary Shares are to be sold by the Company in accordance with an At Market Issuance Sales Agreement, dated August 5, 2021, between the Company and B. Riley Securities, Inc. (the “Agreement”), as described in the Prospectus.

In connection with this opinion, we have examined and relied upon the Registration Statement and the Prospectus, the Agreement, the Company’s Certificate of Incorporation, as amended, including the Certificate of Designation of 8.375% Series B Cumulative Perpetual Preferred Stock, its By-laws, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures; the accuracy, completeness and authenticity of certificates of public officials, and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

We have assumed (i) that each sale of Depositary Shares will be duly authorized by the Board of Directors of the Company, a duly authorized committee thereof or a person or body pursuant to an authorization granted in accordance with Section 152 of the General Corporation Law of the State of Delaware (the “DGCL”), (ii) that no more than 2,000,000 Depositary Shares will be sold under the Agreement and (iii) that the price at which the Depositary Shares are sold will equal or exceed the par value of the Depositary Shares. We express no opinion to the extent that future issuances of securities of the Company and/or anti-dilution adjustments to outstanding securities of the Company cause the number of shares of the Company’s Preferred Stock outstanding or issuable upon conversion of the Depositary Shares of the Company to exceed the number of Depositary Shares then issuable under the Agreement.

Cooley LLP 3175 Hanover Street, Palo Alto, CA 94304-1130

t: (650) 843-5000 f: (650) 849-7400 cooley.com

XOMA Corporation

Page Two

Our opinion herein is expressed solely with respect to the DGCL. Our opinion is based on these laws as in effect on the date hereof. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Depositary Shares, when sold and issued against payment therefor in accordance with the Agreement, the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K to be filed with the Commission for incorporation by reference into the Registration Statement.

Very truly yours,

Cooley LLP

By:	/s/ Michael Tenta
Michael Tenta

Cooley LLP 3175 Hanover Street, Palo Alto, CA 94304-1130

t: (650) 843-5000 f: (650) 849-7400 cooley.com